Exhibit 5.1

[Company Letterhead]

February 21, 2025

Sandisk Corporation

951 Sandisk Drive

Milpitas, California 95036

Re:	Registration of Securities of Sandisk Corporation

Ladies and Gentlemen:

In connection with the registration of up to 28,145,236 shares of Common Stock of Sandisk Corporation, a Delaware corporation (the “Company”), par value $0.01 per share (the “Shares”), under the Securities Act of 1933, as amended, pursuant to a Registration Statement on Form S-8 (the “Registration Statement”), filed with the Securities and Exchange Commission on or about the date hereof, such Shares to be issued or delivered pursuant to (i) the Sandisk Corporation 2025 Long-Term Incentive Plan (the “Equity Plan”) with respect to 17,383,590 shares of Common Stock, (ii) the Sandisk Corporation 2025 Employee Stock Purchase Plan (the “ESPP”) with respect to 4,345,897 shares of Common Stock, and (iii) the outstanding restricted stock unit and performance stock unit awards that were assumed by the Company and converted into restricted stock unit and performance stock unit awards to purchase Shares under the Equity Plan in connection with the consummation of the spin-off contemplated by that certain Separation and Distribution Agreement, dated as of February 21, 2025, by and among the Company and Western Digital Corporation, a Delaware corporation, with respect to 6,415,749 shares of Common Stock, you have requested my opinion set forth below.

In my capacity as counsel, I have examined originals or copies of those corporate and other records of the Company I considered appropriate.

On the basis of such examination and my consideration of those questions of law I considered relevant, and subject to the limitations and qualifications in this opinion, I am of the opinion that the Shares have been duly authorized by all necessary corporate action on the part of the Company and, when issued in accordance with such authorization, the provisions of the Equity Plan and the ESPP, and relevant agreements duly authorized by and in accordance with the terms of the Equity Plan and the ESPP, and upon payment for and delivery of the Shares as contemplated in accordance with the Equity Plan or the ESPP, and either (a) the countersigning of the certificate or certificates representing the Shares by a duly authorized signatory of the registrar for the Company’s Common Stock, or (b) the book-entry of the Shares by the transfer agent for the Company’s Common Stock in the name of The Depository Trust Company or its nominee, the Shares will be validly issued, fully paid and non-assessable.

I consent to your filing this opinion as an exhibit to the Registration Statement.

Respectfully submitted,

/s/ Bernard Shek

Bernard Shek
Secretary